EXHIBIT 12.1 CNA FINANCIAL CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Years ended December 31,                                          2000      1999       1998      1997      1996
                                                                -------   -------    -------   -------   -------
(In millions, except ratios)
Income (loss) before income tax, net of minority interest       $ 1,782   $   (41)   $   329   $ 1,358   $ 1,345
Adjustments:
    Interest expense                                                206       202        219       198       200
    Interest element of operating lease rental                       32        35         47        34        32
                                                                -------   -------    -------   -------   -------

Earnings before fixed charges                                   $ 2,020   $   196    $   595   $ 1,590   $ 1,577
                                                                =======   =======    =======   =======   =======

Fixed charges:
    Interest expense                                            $   206   $   202    $   219   $   198   $   200
    Interest element of operating lease rental                       32        35         47        34        32
                                                                -------   -------    -------   -------   -------

Total fixed charges                                             $   238   $   237    $   266   $   232   $   232
                                                                =======   =======    =======   =======   =======

Ratio of earnings to fixed charges (1)                              8.5       0.8        2.2       6.8       6.8
                                                                =======   =======    =======   =======   =======
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(1)  For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges of consolidated companies. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.